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Exhibit 10.2
KING PHARMACEUTICALS, INC.
INCENTIVE PLAN
RESTRICTED UNIT CERTIFICATE
     This Certificate, when executed by a duly authorized officer of King Pharmaceuticals, Inc. (the “Company”) and by Participant, evidences the grant by the Company to the Participant named below of Restricted Units of the Company.

1.	Name and Address of Participant:

2.	Date of Grant:

3.	Type of Grant:	Restricted Units

4.	Number of Shares:

5.	Restricted Period:	The restrictions upon the Restricted Units shall lapse upon the first anniversary of the date of grant.

6.	Date of Payment:	, except as otherwise set forth in the Restricted Unit Grant Agreement.
This Restricted Unit grant is subject to and governed by the terms of this Restricted Unit Certificate, the Restricted Unit Grant Agreement attached hereto and incorporated by reference herein and the Company’s Incentive Plan.

KING PHARMACEUTICALS, INC.

By:

Name:
Title:

PARTICIPANT

This Restricted Unit Certificate may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument. Facsimile or photographic copies of originally signed copies of this Restricted Unit Certificate will be deemed to be originals.

RESTRICTED UNIT GRANT AGREEMENT
PURSUANT TO THE KING PHARMACEUTICALS, INC.
INCENTIVE PLAN
     This Restricted Unit Grant Agreement (the “Agreement”) is made as of the date set forth on the Restricted Unit Certificate attached hereto (the “Grant Date”) by King Pharmaceuticals, Inc. (the “Company”) and the individual identified on the Restricted Unit Certificate (the “Participant”) to effect an award of restricted units by the Company to the Participant on the terms and conditions set forth below:
     1. AWARD OF RESTRICTED UNITS.
     As of the Grant Date, subject to the terms, conditions and restrictions set forth herein, the Company grants and issues to the Participant units representing a contingent entitlement of the Participant to receive the number of shares of Common Stock indicated on the Restricted Unit Certificate at the end of the Restricted Period, provided the Participant continues to be a Non-Employee Director of the Company (the “Restricted Units”).
     2. GOVERNING PLAN.
     The Restricted Units shall be granted pursuant to and (except as specifically set forth herein) subject in all respects to the applicable provisions of the King Pharmaceuticals, Inc. Incentive Plan (“Plan”), which are incorporated herein by reference. Terms not otherwise defined in this Agreement have the meanings ascribed to them in the Plan.
     3. RESTRICTIONS ON THE RESTRICTED UNITS.
(a) No Transfer. The Restricted Units (including any additional units received by the Participant as a result of stock dividends, stock splits or any other similar transaction affecting the Company’s securities without receipt of consideration) may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, alienated or encumbered during the Restricted Period.
(b) Restricted Period. At the end of the Restricted Period indicated on the Restricted Unit Certificate, the Participant shall be entitled to receive the number of shares of Common Stock as is set forth on the Restricted Unit Certificate, provided that the Participant continues to be a Non-Employee Director as of such date. Such shares of Common Stock shall thereafter be delivered by the Company to the Participant in accordance with this Agreement and the Plan.
(c) Forfeiture. Except as otherwise set forth in this Agreement, if the Participant ceases to be a Non-Employee Director of the Company for any reason other than death or Permanent Disability (as defined in Section 10.3 of the Plan for Awards subject to Section 409A of the Code) prior to the end of the Restricted Period, then as of the date on which the Participant ceases to be a Non-

Employee Director the Restricted Units shall immediately be forfeited and the Participant shall have no rights to receive any payout under this Agreement.
(d) Death and Permanent Disability. Notwithstanding subsection 3(c) above, in the event a Non-Employee Director ceases to be a director by reason of death or Permanent Disability, the Restricted Period shall immediately lapse and the payment shall be made within 60 days of the date of death or Permanent Disability.
(e) Change of Control. Upon a Change of Control, the Restricted Period shall immediately lapse and the payment shall be made on the date of the Change of Control in accordance with Article 11 of the Plan.
     4. FORM AND TIMING OF PAYMENT.
     All payments of Restricted Units pursuant to this Agreement will be made in the form of shares of Common Stock. Except as otherwise provided in this Agreement, payment will be made on the Date of Payment set forth in the Restricted Unit Certificate; provided, however, if, the Participant is a “specified employee” (as defined under Section 409A of the Code) then such payment, if required by Section 409A of the Code, will be made six months after the date of such Separation from Service (as defined in Section 409A of the Code).
     5. VOTING AND DIVIDEND RIGHTS.
     The Participant shall have no rights as a shareholder, including voting and dividend rights, with respect to the Restricted Units. The Participant will obtain full voting and other rights as a shareholder of the Company upon a payment in shares of Common Stock as provided in Section 4 above.
     6. ADDITIONAL AGREEMENTS.
(a) Tax Matters. The Restricted Units granted are subject to appropriate income tax withholding and other deductions required by applicable laws or regulations, and Participant and his successors will be responsible for all income and other taxes payable as a result of a payout under the Restricted Units or otherwise in connection with this Agreement. The Company will have the power and the right to deduct or withhold, or require the Participant or the Participant’s beneficiary to remit to the Company, the minimum necessary amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement. The Company is not required to provide any gross-up or other tax assistance. If withholding is required upon any taxable event arising as a result of the Restricted Units granted hereunder, the Company, unless notified otherwise by the Participant in writing within thirty (30) days prior to the taxable event, will satisfy the tax withholding requirement by withholding shares of Common Stock having a Fair Market Value, equal to the total minimum statutory tax required to be withheld on the transaction. The Participant agrees to pay to the Company and/or its Subsidiaries any amount of tax that the Company, its and/or its Subsidiaries may be required to withhold as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described.
(b) Independent Advice; No Representations. Participant acknowledges that (i) (s)he was free to use professional advisors of his choice in connection with this Agreement, has received advice from her/his professional advisors in connection with this Agreement, understands its meaning and import, and is entering into this Agreement freely and without coercion or duress; and (ii) (s)he has not received and is not relying upon any advice, representations or assurances made by or on behalf of the Company or any Company affiliate or any employee of or counsel to the Company regarding any tax or other effects or implications of the Restricted Units or other matters contemplated by this Agreement.
(c) Value of Restricted Units. No representations or promises are made to Participant regarding the value of the Restricted Units or Company’s business prospects. Participant acknowledges that information about investment in Company stock, including financial information and related risks, is contained in Company’s SEC reports which have been made available for Participant’s review at any time before Participant’s acceptance of this Agreement. Further, Participant understands that the Company does not provide tax or investment advice and acknowledges Company’s recommendation that Participant consult with independent specialists regarding such matters. Sale or other transfer of the Company stock may be limited by and subject to Company policies as well as applicable securities laws and regulations.
(d) Adjustment in Capitalization. In the event of an Adjustment Event that is a merger, consolidation, reorganization, liquidation, dissolution or other similar transaction, then the Award pursuant to Section 1 of this Agreement shall be deemed to pertain to the securities and other property, including cash, to which a holder of the number of shares equal to the Restricted Units would have been entitled to receive in connection with such Adjustment Event.
(e) Spousal/Domestic Partner Consent. If the Participant is married or has a domestic partner, this Agreement shall be effective only upon the execution and delivery to the Company of the consent attached hereto as Exhibit A.
     7. GENERAL.
(a) Successors and Assigns. This Agreement is personal in its nature and Participant may not assign or transfer his/her rights under this Agreement.

(b) Notices. Any notices, demands or other communications required or desired to be given by any party shall be in writing and shall be validly given to another party if served either personally or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice, demand or other communication shall be served personally, service shall be conclusively deemed made at the time of such personal service. If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given forty-eight (48) hours after the deposit thereof in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:

To the Company:	King Pharmaceuticals, Inc.
501 Fifth Street
Bristol, TN 37620
Attention:
     To Participant: At his/her address of record as maintained in the Company’s files.
Any party may change its address for the purpose of receiving notices, demands and other communications by providing written notice to the other party in the manner described in this paragraph.
(c) Entire Agreement. Except as this Agreement may expressly provide otherwise, this Agreement, the Restricted Unit Certificate and the Plan constitute the entire agreement and understanding of the Company and Participant with respect to the subject matter hereof and thereof, and supersede all prior written or verbal agreements and understandings between Participant and the Company relating to such subject matter. This Agreement may only be amended by written instrument signed by Participant and an authorized officer of the Company.
(d) Governing Law; Severability. This Agreement will be construed and interpreted under the laws of the State of Tennessee applicable to agreements executed and to be wholly performed within the State of Tennessee. If any provision of this Agreement as applied to any party or to any circumstance is adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this Agreement shall continue in full force and effect.
(e) Remedies. All rights and remedies provided pursuant to this Agreement or by law shall be cumulative, and no such right or remedy shall be exclusive of any other. A party may pursue any one or more rights or remedies hereunder or may seek damages or specific performance in the event of another party’s breach hereunder or may pursue any other remedy by law or equity, whether or not stated in this Agreement.
(f) Interpretation. Headings herein are for convenience of reference only, do not constitute a part of this Agreement, and will not affect the meaning or interpretation of this Agreement. References herein to Sections are references to the referenced Section hereof, unless otherwise specified.
(g) Waivers; Amendments. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any later breach of that provision. This Agreement may be modified only by written agreement signed by Participant and the Company.

EXHIBIT A
to Restricted Unit Grant Agreement
pursuant to the
King Pharmaceuticals, Inc. Incentive Plan
CONSENT OF SPOUSE / DOMESTIC PARTNER
     I,                                         , spouse or domestic partner of                                         , acknowledge that I have read the RESTRICTED UNIT GRANT AGREEMENT dated as of                      (the “Agreement”) to which this Consent is attached as Exhibit A and that I know its contents. Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Agreement. I am aware that by its provisions the Restricted Units granted to my spouse/domestic partner pursuant to the Agreement is subject to a Restricted Period during which all or a portion of the Restricted Units may be required to be forfeited to King Pharmaceuticals, Inc. (the “Company”) and that, accordingly, I may be required to forfeit to the Company any or all of the Restricted Units of which I may become possessed as a result of a gift from my spouse/domestic partner or a court decree and/or any property settlement in any domestic litigation.
     I hereby agree that my interest, if any, in the Restricted Units subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in the Restricted Units shall be similarly bound by the Agreement.
     I agree to the Restricted Period described in the Agreement and I hereby consent to the forfeiture of the Restricted Units to the Company by my spouse/domestic partner or my spouse/domestic partner’s legal representative in accordance with the provisions of the Agreement. Further, as part of the consideration for the Agreement, I agree that at my death, if I have not disposed of any interest of mine in the Restricted Units by an outright bequest of the Restricted Units to my spouse or domestic partner, then the Company shall have the same rights against my legal representative to exercise its rights to the Restricted Units with respect to any interest of mine in the Restricted Units as it would have had pursuant to the Agreement if I had acquired the Restricted Units pursuant to a court decree in domestic litigation.
     I AM AWARE THAT THE LEGAL, FINANCIAL AND RELATED MATTERS CONTAINED IN THE AGREEMENT ARE COMPLEX AND THAT I AM FREE TO SEEK INDEPENDENT PROFESSIONAL GUIDANCE OR COUNSEL WITH RESPECT TO THIS CONSENT. I HAVE EITHER SOUGHT SUCH GUIDANCE OR COUNSEL OR DETERMINED AFTER REVIEWING THE AGREEMENT CAREFULLY THAT I WILL WAIVE SUCH RIGHT.
     Dated as of the               day of                     , 200__.

Signature:

Name: